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                                                                    EXHIBIT 12.1

                              FIRST INDUSTRIAL, L.P.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED UNIT DISTRIBUTIONS
                             (DOLLARS IN THOUSANDS)

                                                     1998           1997           1996             1995               1994
                                                ------------    ------------   -------------    -------------      -------------
Income from Operations Before
Disposition of Interest Rate
Protection Agreements and
Restructuring Charge...................         $     98,400     $    53,519    $     32,577     $     12,123       $      8,823

Plus:  Interest Expense and
Amortization of Interest Rate
Protection Agreements and Deferred
Financing Costs........................               69,713          25,468           4,881            6,803             13,625
                                                ------------    ------------    ------------     ------------       ------------
Earnings Before Disposition of
Interest Rate Protection
Agreements, Restructuring Charge
and Fixed Charges......................         $    168,113     $    78,987    $     37,458     $     18,926       $     22,448
                                                ============    ============    ============     ============       ============
Fixed Charges and Preferred Unit
Distributions (a)......................         $    100,047     $    34,555    $      5,382     $      7,069       $     13,645
                                                ============    ============    ============     ============       ============
Ratio of Earnings to Fixed Charges
and Preferred Unit Distributions(b)....                1.68x           2.29x           6.96x            2.68x              1.65x
                                                ============    ============    ============     ============       ============

(a) There were no preferred limited partnership distributions in respect of any period prior to the fiscal quarter ended June 30, 1997

(b) For purposes of computing the ratios of earnings to fixed charges and preferred unit distributions, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before disposition of interest rate protection agreements and restructuring charge. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of interest rate protection agreements and deferred financing charges.